Exhibit (a)(5)(ii)
Exhibit (a)(5)(ii) CONFIDENTIAL Project Phoenix ($s & shares in millions except per share) Scenario 1: Cash- Out Recap June 5, 2009 9:42 AM Key Assumptions Projected mid- year cash balance (1) $23.2 Minimum cash balance (2) 7.0 Transaction expenses 3.0 Recent share price (3) 0.26 Elimination of public company costs (2) 2.4 Cash Available for Share Purchase Projected mid- year cash balance $23.2 Less: minimum cash balance (4) 7.0 Cash available for share purchase $16.2 Calculation of Unaffiliated Shares Shares % Total common stock (5) 17.6 100.0% Less: Highland Capital shares 8.4 48.0% (6) Less: Management shares 0.2 1.1% Total unaffiliated shares 8.9 50.9% Transaction Feasibility Over Range of Premia Assumed purchase price $0.67 $0.70 $0.80 $0.90 $1.00 Recent share price 0.26 0.26 0.26 0.26 0.26 Implied premium (8) 157% 166% 205% 243% 281% Total shares to purchase 9.7 9.8 9.8 9.9 9.9 x assumed purchase price $0.67 $0.70 $0.80 $0.90 $1.00 Cash required for share purchase 6.6 6.8 7.9 8.9 9.9 Add: transaction expenses 3.0 3.0 3.0 3.0 3.0 Transaction cash required $9.6 $9.8 $10.9 $11.9 $12.9 Estimated cash available $16.2 $16.2 $16.2 $16.2 $16.2 Less: transaction cash required (9.6) (9.8) (10.9) (11.9) (12.9) Excess cash above minimum cash balance $6.7 $6.4 $5.4 $4.4 $3.3 Total unaffiliated shares 8.9 8.9 8.9 8.9 8.9 Add: management shares 0.2 0.2 0.2 0.2 0.2 Add: dilutive impact of options and warrants (7) 0.6 0.6 0.7 0.7 0.8 Total shares to purchase 9.7 9.8 9.8 9.9 9.9 Highland Post- Transaction Balance Sheet Cash Minimum cash balance $7.0 $7.0 $7.0 $7.0 $7.0 Add: excess cash after recapitalization 6.7 6.4 5.4 4.4 3.3 Add: elimination of public company costs 2.4 2.4 2.4 2.4 2.4 Post- transaction Highland Capital cash (9) $16.0 $15.8 $14.8 $13.7 $12.7 (1) Estimated cash balance on June 30, 2009 per Phoenix management; assumes no cash contribution by Highland Capita (2) Management estimate. (3) Five- day trailing VWAP as of June 4, 2009. (4) Management estimate of minimum cash balance to fund working capital needs, interest payments, and other cash disbursements (5) As of March 31, 2009 per 10-Q. (6) Per Company’s 10- K filing. (7) Calculated to adjust dilutive impact of options and warrants; assumes cancellation of all out- of- the- money options at close (8) Premium to five- day trailing VWAP of $0.26 as of June 4, 2009 (9) Post- transaction cash available to Highland. Page 1

CONFIDENTIAL Project Phoenix ($s in millions except per share) As- Exercised Shares June 5, 2009 9:42 AM Calculation of As- Exercised Shares: Treasury Stock Calculation (1) 1991 Option Plan Tranche 1 2 3 4 5 6 Options outstanding (2) 200,000 220,000 415,000 525,000 450,000 496,000 Weighted average exercise price/share $0.56 $0.18 $0.22 $1.02 $1.64 $1.63 Equity value of options 112,000 39,600 91,300 535,500 738,000 808,480 Assumed purchase price (3) $0.80 $0.80 $0.80 $0.80 $0.80 $0.80 Treasury stock impact 140,000 49,500 114,125 - Total 60,000 170,500 300,875 - 1995 Option Plan Tranche 1 2 3 4 5 6 7 8 Options outstanding (2) 6,000 140,000 15,000 15,000 40,000 80,000 50,000 40,000 Weighted average exercise price/share $0.53 $0.26 $0.75 $0.15 $0.12 $1.29 $1.40 $1.12 Equity value of options 3,180 36,400 11,250 2,250 4,800 103,200 70,000 44,800 Assumed purchase price (3) $0.80 $0.80 $0.80 $0.80 $0.80 $0.80 $0.80 $0.80 Treasury stock impact 3,975 45,500 14,063 2,813 6,000 - Total 2,025 94,500 938 12,188 34,000 - Total dilutive impact of options and warrants 675,025 Sensitivity Analysis for Diluted Shares Transaction Premia Premia $0.67 $0.70 $0.80 $0.90 $1.00 Purchase price 157% 166% 205% 243% 281% Dilutive impact of options 606,430 622,386 675,025 716,800 750,220 (1) Includes all option tranches with weighted average strike price less than $2.00 (2) Company proxy: May 5, 2009. (3) Assumed purchase price per share used for illustrative purposes only Page 2

**CONFIDENTIAL**

# Project Phoenix
## Debt Recap Analysis

*($s & shares in millions except per share)*
*June 5, 2009 12:00 AM*

### Key Assumptions

| | | |
|---|---|---|
| Estimated debt to equity conversion (percentage) | | 10.0% |
| Assumed debt exchange price | $ | 0.67 |
| Assumed debt mark | | 100.0% |

### Pro Forma Debt Ownership

| | 6/30/2009 Amount | 6/30/2009 % (2) | Adjustments Amount | Adjustments % | Pro Forma Amount | Pro Forma % |
|---|---|---|---|---|---|---|
| Highland Capital | 179.0 | 79.1% | (17.9) | 79.1% | 161.1 | 79.1% |
| GE Capital | 30.9 | 13.6% | (3.1) | 13.6% | 27.8 | 13.6% |
| CDO Patriarch Partners | 10.2 | 4.5% | (1.0) | 4.5% | 9.1 | 4.5% |
| Barclays | 6.3 | 2.8% | (0.6) | 2.8% | 5.7 | 2.8% |
| | 226.4 | 100.0% | (22.6) | 100.0% | 203.7 | 100.0% |

### Calculation of Recap Shares Issued

| | | |
|---|---|---|
| Principal value of debt exchanged | $ | 22.6 |
| Debt mark | | 100.0% |
| Market value of debt exchanged | $ | 22.6 |
| Debt exchange price | | 0.67 |
| Recap shares issued | | 33.6 |

### Post-Transaction Equity Ownership / Sensitivity

| | Debt Exchange Price $ 0.26 | $ 0.67 | $ 0.80 |
|---|---|---|---|
| Highland Capital | 80.9% | 83.3% | 83.9% |
| GE Capital | 12.4% | 10.9% | 10.5% |
| CDO Patriarch Partners | 4.1% | 3.6% | 3.5% |
| Barclays | 2.5% | 2.2% | 2.1% |
| | 100.0% | 100.0% | 100.0% |

### Equity ownership

| | 6/30/2009 Shares | 6/30/2009 % (1) | Cash-Out Adj. | Post Cash-Out Shares | Post Cash-Out % (3) | Debt Recap Adj. | Post Debt Recap Shares | Post Debt Recap % |
|---|---|---|---|---|---|---|---|---|
| Highland Capital | 8.4 | 48.0% | - | 8.4 | 100.0% | 26.6 | 35.0 | 83.3% |
| Unaffiliated shares | 9.1 | 52.0% | (9.1) | - | - | | - | - |
| GE Capital | - | - | - | - | - | 4.6 | 4.6 | 10.9% |
| CDO Patriarch Partners | - | - | - | - | - | 1.5 | 1.5 | 3.6% |
| Barclays | - | - | - | - | - | 0.9 | 0.9 | 2.2% |
| | 17.6 | 100.0% | (9.1) | 8.4 | 100.0% | 33.6 | 42.0 | 100.0% |

(1) Estimated ownership percentages from Company's 10-K filing
(2) Ownership percentages as provided by management
(3) Post cash-out ownership assuming Company cash is used to buy-out unaffiliated equity investors

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